Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
ICR, LLC
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER

•	Same-store sales increase 1.8%

•	Gross Margin improves by 170 basis points

•	Per Share Results improve by $0.34

•	Company increases fiscal 2010 expectations

HUDSON, OH – August 26, 2009 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2010 second quarter ended August 1, 2009. Net loss for the quarter was $3.2 million, or ($0.13) per diluted share, versus a net loss of $11.7 million, or ($0.47) per diluted share for the second quarter last year.

Net sales for the second quarter increased 4.1% to $419.4 million from $403.0 million for the same period last year. Same-store sales increased 1.8% compared with a 3.3% same-store sales increase for the second quarter last year.

Large-format store net sales for the quarter increased 7.7% to $226.1 million compared to the same period last year. Same-store sales for large-format stores increased 0.1% compared with an increase of 2.3% in last year’s second quarter. Small-format store net sales decreased 0.1% to $185.8 million compared to the same period last year. Same-store sales for small-format stores increased 3.9% compared with an increase of 4.4% for the same period last year. Internet sales through Joann.com were $7.5 million in the second quarter of fiscal 2010 compared to $7.1 million for the same period last year.

Net sales for the six-month period ended August 1, 2009 were $879.4 million from $849.1 million in the prior year. Same-store sales increased 1.4% for the six-month period compared with a 3.9% increase for the same period last year.

Large-format store net sales for the six-month period increased 6.7% to $470.7 million from $441.1 million last year. Same-store sales for large-format stores decreased 0.2%, versus a 2.8% increase in the prior year. Small-format store net sales for the six-month period decreased 0.3% to $391.7 million from $392.7 million last year. Same-store sales performance for small-format stores increased 3.4% versus a 5.2% increase in the prior year.

Darrell Webb, chairman, president and chief executive officer stated, “Jo-Ann Stores achieved strong financial improvement in the second quarter of fiscal 2010 through continued sales growth, margin expansion, and expense leverage. Our strategy to revitalize the store portfolio, enhance our merchandise offering, and constantly improve store conditions is making a meaningful difference in the shopping experience we provide and is continuing to attract customers.”

“We continue to be encouraged by the sales trends in our core sewing and craft categories, which we believe point to sustainable long-term growth for our business. Seasonal products continue to experience sales declines and we have limited visibility into how customers will respond as we move into the second half of the year, when this category becomes a more important component of our business. We continue to plan cautiously for the remainder of fiscal 2010, but our progress in the first half leaves us confident that sales and earnings will exceed our original expectations for the full year,” Webb concluded.

Operating Results

Gross margins for the second quarter increased approximately 170 basis points to 49.3% from 47.6% in the second quarter of the prior year due to reduced product costs from global sourcing initiatives, reduced freight costs and lower clearance levels.

Selling, general and administrative expenses for the quarter increased to $193.3 million from $191.6 million for the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 140 basis points to 46.1% of net sales from 47.5% in the second quarter of the prior year due to expense leverage from the increase in sales as well as continued cost control efforts.

Operating loss for the second quarter was $3.4 million versus an operating loss of $16.5 million for the prior year’s second quarter.

Balance Sheet

The cash balance for the quarter ended August 1, 2009 improved by $39 million to $80.2 million compared to the end of the second quarter last year. Long-term debt totaled $50.5 million, a reduction of $49.5 million compared to the end of the second quarter last year. The improvements in cash and debt balances were primarily the result of cash generated from operations and improvements in working capital.

Store Openings, Closings and Remodels

During the second quarter of fiscal 2010, the company opened one large-format store and two small-format stores and closed eight small-format stores. Year-to-date, the company opened 12 large-format and three small-format stores and closed one large-format store and 20 small-format stores. For fiscal 2010, the company expects to open approximately 20 new stores and close approximately 30 stores.

During the second quarter of fiscal 2010, the company remodeled 11 stores. Year-to-date, the company remodeled 13 stores, of which one was transitioned from a small-format to a large-format layout. The company expects to remodel approximately 30 stores during the year, of which six are expected to transition from a small-format to a large-format layout.

Fiscal 2010 Outlook

The company is increasing its previously announced expectations for fiscal 2010. Based upon the company’s first half results, management’s operating assumptions for the remainder of the year, continued implementation of Jo-Ann Stores’ strategic growth plans and uncertain economic conditions, the company expects year-over-year improvement in its performance in fiscal 2010. The key considerations underlying its outlook for fiscal 2010 include:

•	Same-store sales approximately flat to up 1% for the year;

•	Gross margin rate improvement for the year;

•	Slightly higher selling, general and administrative expenses as a percentage of net sales for the year;

•	Capital expenditures, net of landlord allowances, for the full year of $30 to $32 million;

•	Earnings per diluted share in the range of $1.35 to $1.50 for the year (excluding any gains on debt purchases);

•	Free cash flow in the range of $70 to $74 million for the year; (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures)

•	Weighted-average diluted share count of approximately 26 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 22939701.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 222 large-format stores and 536 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
(Dollars in millions, except per share data)
Net sales	$419.4	$403.0	$879.4	$849.1
Cost of sales	212.8	211.2	449.9	450.5

Gross margin	206.6	191.8	429.5	398.6
Selling, general and administrative expenses	193.3	191.6	383.7	376.1
Store pre-opening and closing costs	2.8	3.5	6.4	5.3
Depreciation and amortization	13.9	13.2	27.9	26.3

Operating (loss) profit	(3.4)	(16.5)	11.5	(9.1)
Gain on purchase of senior subordinated notes	—	—	(1.2)	—
Interest expense, net	1.5	2.2	3.1	4.6

(Loss) income before income taxes	(4.9)	(18.7)	9.6	(13.7)
Income tax (benefit) provision	(1.7)	(7.0)	4.2	(5.0)

Net (loss) income	$(3.2)	$(11.7)	$5.4	$(8.7)

(Loss) income per common share – basic	$(0.13)	$(0.47)	$0.21	$(0.35)
(Loss) income per common share – diluted	$(0.13)	$(0.47)	$0.21	$(0.35)
Weighted average shares outstanding (in thousands):
Basic	25,516	24,794	25,405	24,668

Diluted	25,516	24,794	26,093	24,668

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			536	567
Large-format stores			222	201

			758	768

Square footage at period end (000’s):
Small-format stores			7,912	8,263
Large-format stores			8,202	7,603

			16,114	15,866

Average square footage per store:
Small-format stores			14,761	14,573

Large-format stores			36,946	37,826

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	August 1,	August 2,	January 31,
	2009	2008	2009
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$80.2	$41.2	$80.6
Inventories	460.1	472.6	429.4
Deferred income taxes	20.8	25.6	23.5
Prepaid expenses and other current assets	27.6	26.4	31.7

Total current assets	588.7	565.8	565.2
Property, equipment and leasehold improvements, net	302.7	304.6	314.8
Goodwill, net	11.6	11.8	11.6
Other assets	8.3	12.4	9.5

Total assets	$911.3	$894.6	$901.1

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$178.5	$159.8	$145.1
Accrued expenses	97.8	102.5	112.5

Total current liabilities	276.3	262.3	257.6
Long-term debt	50.5	100.0	66.0
Long-term deferred income taxes	0.5	—	3.2
Lease obligations and other long-term liabilities	95.7	93.2	96.6
Shareholders’ equity	488.3	439.1	477.7

Total liabilities and shareholders’ equity	$911.3	$894.6	$901.1

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
(Dollars in millions, except per share data)
GAAP net (loss) income as reported	$(3.2)	$(11.7)	$5.4	$(8.7)
Gain on purchase of senior subordinated notes	—	—	0.7	—

Non-GAAP pro forma net (loss) income	$(3.2)	$(11.7)	$4.7	$(8.7)

GAAP (loss) income per common share – diluted	$(0.13)	$(0.47)	$0.21	$(0.35)
Gain on purchase of notes per common share – diluted	—	—	0.03	—

Non-GAAP pro forma net (loss) income per common share – diluted	$(0.13)	$(0.47)	$0.18	$(0.35)

Weighted average shares outstanding (in thousands):
Diluted	25,516	24,794	26,093	24,668